Proposal for Management Services
Mpower Communications

Scope of Work

The intent of the project is to provide Mpower with recommendations that will position them to take advantage of their network assets and assist them in establishing a world class wholesale operating organization. Recognizing that Mpower is just entering the wholesale arena, CMGI will provide Mpower with a recommendation of the steps that need to be taken to minimize attrition of the base and enable growth of the wholesale channel. CMGI will frame these recommendations in the context of “best practices” for a wholesale channel and will present these findings to the Mpower Senior Leadership team.

In addition, CMGI asserts that a key to success for Mpower is to understand the satisfaction level within the newly acquired base of wholesale customers. To this end, CMGI will provide Mpower with a customer satisfaction survey and will recommend a methodology for collecting this input.

In phase II of this project, CMGI will apply the "best practices" recommendations and will develop a long run operational plan for the management of the wholesale accounts. CMGI is uniquely positioned to deliver these recommendations as a result of being able to staff this project with executives whose backgrounds include managing the creation of new wholesale channels as well as running large, industry leading, wholesale organizations.

CMGI Deliverables

Phase I

CMGI will provide Mpower with an itemized description of best practices for a wholesale organization. The items will be relevant to Mpower’s wholesale private line and UNE-P products and will be rational to the size of Mpower’s wholesale channel. The items will be prioritized in order of customer impact and will include a broad estimate of the level of effort required to achieve the best practice. Level of effort will be valued using a three-point scale (high, medium, low).

CMGI will create a customer feedback survey template and will recommend a methodology for collecting this input. The purpose of the survey will be to assess the level of customer satisfaction and to identify gaps between customer expectations and company performance.

Phase II

CMGI will develop a long run operational plan for the management of the wholesale accounts. The plan will include (but not be limited to) recommendations on the following: employee skill sets required, dedicated vs. common functional organizations, sales and customer tools, operational support systems, billing issues, collection and dispute resolution procedures, service delivery, maintenance and escalation procedures. The plan will assume current volumes and revenues as the baseline and will be tested against two additional growth assumptions (to be provided by Mpower). *

CMGI will provide Mpower with an objective review of the processes that are being (or have been) put into place to support the wholesale accounts during the integration period. CMGI personnel can participate as processes are developed and/or provide a review of processes that have been initiated. The objective of this deliverable is to ensure seamless transition of the wholesale accounts to Mpower.

Requirements

Mpower will provide CMGI with a review of the financial and volume metrics associated with the wholesale channel. This review will ensure that CMGI recommendations are sized appropriately. (Phase I)
Mpower will provide CMGI with an overview of the existing wholesale base, including products and monthly revenue by account. (Phase I)
Mpower will provide CMGI with a liaison that will assist CMGI in accessing the proper personnel and systems. (Phase I and II)
CMGI will require on site access to all ICG and Mpower work groups, processes and systems involved in currently supporting or future support of the wholesale base. (Phase II)

Management Fee

Phase I: $20,000

Mpower shall pay CMGI 50% of the management fee ($10,000) at the time of contract execution.  CMGI will invoice Mpower for the remaining 50% ($10,000) of the management fee (for phase one of the project) at the completion of the project.  Payment for the completed phase will be made by Mpower upon review and acceptance of the phase, not to exceed 30 days.

Phase II: $20,000 *

Mpower shall pay CMGI 50% of the management fee ($10,000) at the time of contract execution of each Phase.  CMGI will invoice Mpower for the remaining 50% ($10,000) of the management fee (for phase two of the project) at the completion of the project.  Payment for the completed phase will be made by Mpower upon review and acceptance of the phase, not to exceed 30 days.

Reimbursement of all travel and travel expense related charges. CMGI will adhere to the guidelines set forth in Mpower's Travel and Expense Policies document (excluding sections 3.03 and 3.04).

Timeline

Phase I:

CMGI will require three weeks to prepare best practices documentation, executive presentation and survey template.

Phase II:

CMGI will require three weeks from the completion of the necessary site visits and interviews to produce the deliverables contained in Phase II of this proposal. It is estimated that the prep work and site visits will take place over the course of two weeks.

* Phase II analysis does not include UNE-P

Approvals

Phase I:

MPOWER COMMUNICATIONS CORP.

February 18, 2005	By:	/s/ Russ Shipley
Russ Shipley
New Technology Officer

CASSARA MANAGEMENT GROUP, INC.

February 18, 2005	By:	/s/ Lori Sofianek
Lori Sofianek
Sr. Vice President

Phase II:

MPOWER COMMUNICATIONS CORP.

By:
Russ Shipley
New Technology Officer

CASSARA MANAGEMENT GROUP, INC.

By:
Lori Sofianek
Sr. Vice President